EXHIBIT 99.1

FOR RELEASE: IMMEDIATELY

FOR MORE INFORMATION CONTACT:	Ted Peters, Chairman
610-581-4800 or
610-525-2531 (evening)

Joseph W. Rebl, Treasurer
610-526-2466 or
609-814-0507 (evening)

Bryn Mawr Bank Corporation reports first quarter Net Income up 13%

BRYN MAWR, Pa., April 20, 2004—Bryn Mawr Bank Corporation, (NASDAQ: BMTC), (the “Corporation”), parent of The Bryn Mawr Trust Company (the “Bank”), announced a 13% increase in earnings for the first quarter of 2004 compared to the same quarter in 2003. Net income increased to $3,020,000 from $2,669,000, and diluted earnings per common share increased to 34¢ from 30¢.

Net income from continuing operations and diluted earnings per common share income from continuing operations increased by 6%, to $3,020,000 from $2,861,000 and to 34¢ per share from 32¢ per share, comparing first quarter 2004 to first quarter 2003.

According to Corporation Chairman Ted Peters, “Our traditional banking line of business has enjoyed a healthy growth rate. As of March 31, 2004, both deposits and loans are up 10% compared to March 31, 2003. Non-performing loans amounted to $393,000, less than 1% of outstanding loan balances.”

Mr. Peters continued, “Even though interest rates remained low, net interest income increased by 3%. Our wealth management business line reported a 10% increase in fees generated for trust and investment management. However, a decline in the volume of residential mortgage loans sold in the first quarter of 2004 compared to the first quarter of 2003, reduced profits from the Bank’s mortgage banking business line by 54%.”

Mr. Peters also noted, “At the end of the first quarter of 2004, there was a reorganization in our mortgage division, resulting from the resignation of three senior officers and the appointment of Myron H. Headen, who has over 17 years of service with Bryn Mawr Trust, to head up BMT Mortgage Company.”

The sale of residential mortgages in the first three months of 2004 decreased to $52 million from the $181 million sold in the same period in 2003. To partially compensate for the decline in residential mortgages sold, the mortgage servicing rights (MSRs) for $245 million in mortgage loans serviced by the Bank were sold in the first quarter of 2004. This sale resulted in $1,073,000 in gains on the sale of MSRs, and also enabled the Bank to reduce the potential risk of impairment to the portfolio in the event of an adverse change in residential mortgage rates.

Total other income was down by 10% compared to the first quarter 2003. While fees for trust services were up 10%, other operating income decreased by 20% due primarily to the lower loan sale gains associated with the decline in mortgage origination and sale activity. Salaries and benefits decreased 5% reflecting lower incentive based salaries, directly related to corporate profitability. Other operating expenses decreased by 17% primarily as a result of the reduced residential mortgage activity.

In other business, the Corporation’s Board of Directors approved a regular quarterly dividend of 10¢ per share, payable June 1, 2004, to shareholders of record as of April 30, 2004.

# # # #

Bryn Mawr Bank Corporation

Bryn Mawr, Pennsylvania

Consolidated Balance Sheets

	($000 omitted) (unaudited)		Change
March 31	2004	2003**	$	%
Assets
Cash and due from banks	$32,302	$34,719	$(2,417)	-7%
Interest-bearing deposits with other banks	578	666	(88)	-13%
Federal funds sold	23,400	22,000	1,400	6%
Investment securities	28,337	21,629	6,708	31%
Loans held to maturity	521,879	444,020	77,859	18%
Loans held for sale, at fair market value	9,791	38,114	(28,323)	-74%

Loans	531,670	482,134	49,536	10%
Less: Allowance for loan loss	(6,852)	(6,356)	(496)	8%

Net loans	524,818	475,778	49,040	10%

Premises and equipment, net	14,074	12,048	2,026	17%
Accrued interest receivable	2,338	2,247	91	4%
Mortgage servicing rights	3,216	2,405	811	34%
Other assets	13,731	9,202	4,529	49%
Assets of discontinued operations	—	3,672	(3,672)	-100%

Total Assets	$642,794	$584,366	$58,428	10%

Liabilities and shareholders’ equity
Demand deposits	$150,936	$156,847	$(5,911)	-4%
Savings and time deposits	411,548	354,752	56,796	16%

Total Deposits	562,484	511,599	50,885	10%

Other liabilities	12,298	10,161	2,137	21%
Liabilities of discontinued operations	—	8	(8)	-100%

Shareholders’ equity
Common stock	11,150	5,545	5,605	101%
Surplus	6,701	11,333	(4,632)	-41%
Accumulated other Comprehensive (loss) income, net of deferred income taxes	(67)	(33)	(34)	103%
Retained earnings	71,435	65,187	6,248	10%

	89,219	82,032	7,187	9%

Less common stock in treasury, at cost	(21,207)	(19,434)	(1,773)	9%

Total shareholders’ equity	68,012	62,598	5,414	9%

Total liabilities and shareholders’ equity	$642,794	$584,366	$58,428	10%

Outstanding standby letters of credit	$8,646	$9,865	$(1,219)	-12%

**	Reclassified for comparative purposes

Bryn Mawr Bank Corporation

Bryn Mawr, Pennsylvania

Consolidated Statements of Income

	Quarter ended March 31 (unaudited) ($000 omitted*)		Change
	2004	2003**	$	%
Interest income:
Interest and fees on loans	$7,178	$7,011	$167	2%
Interest on federal funds sold	18	25	(7)	-28%
Interest on investment securities	247	229	18	8%
Dividend income	9	12	(3)	-25%

Total interest income	7,452	7,277	175	2%

Interest expense	1,083	1,096	(13)	-1%

Net interest income	6,369	6,181	188	3%
Loan loss provision	187	250	(63)	-25%

Net interest income after loan loss provision	6,182	5,931	251	4%

Other income:
Fees for trust services	2,554	2,325	229	10%
Other operating income	4,020	5,017	(997)	-20%

Total other income	6,574	7,342	(768)	-10%

Other expenses:
Salaries and employee benefits	5,123	5,389	(266)	-5%
Occupancy expense	941	985	(44)	-4%
Other operating expenses	2,057	2,484	(427)	-17%

Total other expenses	8,121	8,858	(737)	-8%

Income from continuing operations before income taxes	4,635	4,415	220	5%
Applicable income taxes	1,615	1,554	61	4%

Income from continuing operations	3,020	2,861	159	6%

Income (loss) from discontinued operations net of taxes	0	(192)	192	n/a

Net income	3,020	2,669	351	13%

Earnings per common share ***

Income from continuing operations	$0.35	$0.33	$0.02	6%
Income (loss) income from discontinued operations	$0.00	($0.01)	$0.01	n/a

Total earnings per common share	$0.35	$0.32	$0.03	9%

Diluted earnings per common share ***

Income from continuing operations	$0.34	$0.32	$0.02	6%
Income (Loss) from discontinued operations	$0.00	($0.02)	$0.02	n/a

Total diluted earnings per common share	$0.34	$0.30	$0.04	13%

Dividends declared per share ***	$0.10	$0.10	$0.000	0%

Weighted-average shares outstanding	8,643,205	8,685,926	(42,721)
Dilutive potential common shares	200,671	125,094	75,577

Adjusted weighted-average shares	8,843,876	8,811,020	32,856

*	Except for share and per share data
**	Reclassified for comparative purposes
***	Restated for 2 for 1 stock split effective October 01, 2003